Exhibit 2.2

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made and entered into as of November 19, 2019, by and among PROTEON THERAPEUTICS, INC., a Delaware corporation (“Parent”), REM 1 ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Proteon Merger Sub”), and ARTARA THERAPEUTICS, INC., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.            The Parties entered into that certain Agreement and Plan of Merger and Reorganization, dated as of September 23, 2019 (as amended hereby, the “Merger Agreement”); and

B.            In accordance with Section 10.2 of the Merger Agreement, the Parties desire to amend the Merger Agreement as set forth herein.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. AMENDMENT TO MERGER AGREEMENT

1.1       Recital J of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Concurrently with the execution and delivery of this Agreement, and as a condition of the willingness of Parent to enter into this Agreement, certain investors have executed the Subscription Agreement with Parent and the Company, pursuant to which such investors have agreed to purchase (i) certain shares of Company Common Stock to be issued and sold by the Company pursuant to a private placement to be consummated immediately prior to the Closing (the “Company Private Placement”) and (ii) certain shares of Parent Capital Stock to be issued and sold by Parent pursuant to a private placement to be consummated immediately following the Closing (the “Parent Private Placement,” and the consummation of (i) and then (ii) being the “Private Placement”), at an aggregate purchase price of no less than $40,000,000, subject to and in accordance with the terms of such Subscription Agreement.”

1.2       Section 7.9 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Private Placement. The Subscription Agreement and each other definitive agreement in connection with the Private Placement shall be in full force and effect; the Company Private Placement shall have been consummated in accordance with the terms of the Subscription Agreement; each party (other than Parent) to the Subscription Agreement and each such other definitive agreement shall be ready, able and willing to consummate the transactions contemplated under the Subscription Agreement and each such other definitive agreement in accordance with their respective terms; all of the conditions precedent (other than (i) the consummation of the Merger at the Effective Time and (ii) Section 7.01(l) (Board Composition; CEO Appointment) under the Subscription Agreement, provided that, for purposes of this clause (ii), no event or circumstance shall have occurred that would reasonably be expected to cause or that otherwise indicates that the condition precedent in Section 7.01(l) of the Subscription Agreement shall not be satisfied) to the obligation of the parties to the Subscription Agreement and each such other definitive agreement to consummate the Parent Private Placement and the other transactions

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contemplated under the Subscription Agreement and each such other definitive agreement shall have been satisfied or waived, and, at Parent’s request, Parent shall have been provided with documentation that all of such conditions precedent shall have been so satisfied or waived and that the Parent Private Placement will be consummated immediately after the Effective Time; and upon consummation of the Private Placement in accordance with the terms of the Subscription Agreement and each such other definitive agreement, the gross proceeds from the Private Placement shall be an amount not less than $40,000,000.”

1.3       Section 8.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Private Placement. The Subscription Agreement and each other definitive agreement in connection with the Private Placement shall be in full force and effect; the Company Private Placement shall have been consummated in accordance with the terms of the Subscription Agreement; each party to the Subscription Agreement and each such other definitive agreement shall be ready, able and willing to consummate the transactions contemplated under the Subscription Agreement and each such other definitive agreement in accordance with their respective terms; all of the conditions precedent (other than (i) the consummation of the Merger at the Effective Time and (ii) Section 7.01(l) (Board Composition; CEO Appointment) under the Subscription Agreement provided that, for purposes of this clause (ii), no event or circumstance shall have occurred that would reasonably be expected to cause or that otherwise indicates that the condition precedent in Section 7.01(l) (Board Composition; CEO Appointment) of the Subscription Agreement shall not be satisfied) to the obligation of the parties to the Subscription Agreement and each such other definitive agreement to consummate the Parent Private Placement and the other transactions contemplated under the Subscription Agreement and each such other definitive agreement shall have been satisfied or waived, and, at the Company’s request, the Company shall have been provided with documentation that all of such conditions precedent shall have been so satisfied or waived and that the Parent Private Placement will be consummated immediately after the Effective Time; and upon consummation of the Private Placement in accordance with the terms of the Subscription Agreement and each such other definitive agreement, the gross proceeds from the Private Placement shall be an amount not less than $40,000,000.”

1.4       The definition of “Company Outstanding Shares” set forth in Exhibit A to the Merger Agreement shall be amended and restated in its entirety to read as follows:

““Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to, and as-exercised or as-issued for, Company Common Stock basis, assuming, without limitation or duplication, (i) the exercise of all Company Options outstanding immediately prior to the Effective Time (whether then vested or unvested, exercisable or not exercisable), (ii) the issuance immediately prior to the Effective Time of all shares of Company Capital Stock issuable in respect of either (1) any and all other options, warrants or rights outstanding immediately prior to the Effective Time (whether then vested or unvested, exercisable or not exercisable), or (2) any and all options, warrants or rights triggered by or associated with the consummation of the Merger (whether then vested or unvested, exercisable or not exercisable) and (iii) excluding any shares of Company Common Stock issued by the Company pursuant to the Company Private Placement.”

1.5       The definition of “Subscription Agreement” set forth in Exhibit A to the Merger Agreement shall be amended and restated in its entirety to read as follows:

““Subscription Agreement” means the Subscription Agreement attached hereto as Exhibit E, as amended by the First Amendment to the Subscription Agreement attached hereto as Exhibit E-1, among Parent and the Persons named therein, pursuant to which such Persons have agreed to

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purchase, in a private placement, the number of shares of Company Common Stock or Parent Capital Stock, as applicable, as set forth therein in connection with the Private Placement.”

1.6       Subsection (b) of Exhibit A is here by amended and supplemented by adding the following defined terms:

Term	Section
Company Private Placement	Recitals
Parent Private Placement	Recitals

1.7       The exhibits to the Merger Agreement are hereby amended and supplemented with the addition of Exhibit E-1, attached hereto.

Section 2. MISCELLANEOUS

2.1       Effect of Amendment. Pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may not be amended except by means of a written instrument executed by both Parties. The Merger Agreement is amended by this Amendment only as specifically provided herein, and the Merger Agreement, as so amended, shall continue in full force and effect. Each reference in the Merger Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall hereafter be deemed to refer to the Merger Agreement as amended hereby (except that references in the Merger Agreement to the “date hereof” or “date of this Agreement” or words of similar import shall continue to mean September 23, 2019). References to the Merger Agreement in this Amendment and in any ancillary agreements or documents delivered in connection with the Merger Agreement or contemplated thereby, shall refer to the Merger Agreement as amended hereby.

2.2       Authorization and Validity. Each party to this Amendment hereby represents and warrants to the other party hereto that: (a) such party has the requisite power and authority to execute and deliver this Amendment, to perform their obligations hereunder and to consummate the transactions contemplated hereby, (b) the execution and delivery of this Amendment has been duly and validly authorized by all necessary action of such party, and (c) this Amendment will be duly executed and delivered by such party and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

2.3       Application of Merger Agreement. Sections 10.3 through 10.14 of the Merger Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of page intentionally left blank; signatures follow on next page]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

PROTEON THERAPEUTICS, INC.

By:	/s/ TIMOTHY P. NOYES
	Name:	Timothy P. Noyes
	Title:	President and Chief Executive Officer

REM 1 ACQUISITION, INC.

By:	/s/ TIMOTHY P. NOYES
	Name:	Timothy P. Noyes
	Title:	President and Chief Executive Officer

ARTARA THERAPEUTICS, INC.

By:	/s/ JESSE SHEFFERMAN
	Name:	Jesse Shefferman
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Merger Agreement]

Exhibit E-1

Form of First Amendment to the Subscription Agreement

E-1